Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

ACQUISITION TANGO LLC,

TRYNEX, INC.

AND

THE SHAREHOLDERS OF TRYNEX, INC.

May 6, 2013

i

Section 8.13.	Expenses	35
Section 8.14.	Entire Agreement	36
Section 8.15.	Interpretative Provisions	36
Section 8.16.	Definitions	37

EXHIBITS

Exhibit A	-	Purchase Price Allocation
Exhibit B	-	Seller’s Knowledge
Exhibit C	-	Excluded Contracts
Exhibit D	-	Employment Terms
Exhibit E	-	Certain Excluded Assets
Exhibit F	-	Earnout Illustration

INDEX OF DEFINED TERMS

Defined Term	Section

Active Transferred Employees	Section 5.2(a)
Affiliate	Section 8.16
Agreement	Preamble
Appointed Agent	Section 8.1(a)
Assumed Benefit Contracts	Section 3.17(a)
Assumed Contracts	Section 1.1(e)
Assumed Liabilities	Section 1.3
Assumed Warranty Liabilities	Section 1.3(b)
Balance Sheet	Section 2.3(a)
Beneficial Rights	Section 1.5
Benefit Plans	Section 3.17(a)
Business	Recitals
Business Day	Section 8.16
Buyer	Preamble
Buyer Indemnified Parties	Section 6.1
Claims	Section 8.16
Closing	Section 7.1
Closing Date	Section 7.1
COBRA	Section 8.16
Code	Section 8.16
Contracts	Section 1.1(e)
CPA Firm	Section 2.5(c)
Current Assets	Section 8.16
Current Liabilities	Section 8.16
Disclosure Schedule	Section 8.2
Dispute	Section 8.8
Earnout Actual Factor	Section 8.16
Earnout Aggregate Ratio	Section 8.16
Earnout Annual Ratio	Section 8.16
Earnout Actual Gross Profit	Section 8.16
Earnout Actual Net Sales	Section 8.16

Defined Term	Section

Earnout Additive Forecast Sales	Section 8.16
Earnout Additive Products	Section 8.16
Earnout Forecast Factor	Section 8.16
Earnout Year	Section 8.16
Effective Time	Section 7.1
Employment Agreements	Section 7.2(d)
Environmental Laws	Section 8.16
Equity Interests	Section 8.16
ERISA	Section 3.17(a)
Escrow Agent	Section 8.16
Escrow Agreement	Section 7.2(c)
Estimated Closing Balance Sheet	Section 2.3(b)
Excluded Assets	Section 1.2
Excluded Contracts	Section 8.16
Excluded Liabilities	Section 8.16
Excluded Receivables	Section 1.2(j)
Facility	Section 8.16
Final Closing Balance Sheet	Section 8.16
Final Earnout Statement	Section 8.16
Fundamental Representations	Section 6.5(a)
Funded Indebtedness	Section 8.16
GAAP	Section 2.3(a)
Governmental Entities	Section 3.4
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)
Intellectual Property	Section 8.16
Insurance Policies	Section 3.14
Inventory	Section 1.1(c)
IRS	Section 8.16
Laws	Section 3.4
Liabilities	Section 8.16
Liens	Section 8.16

v

Defined Term	Section

Litigation	Section 8.16
Material Contract	Section 3.15
Net Working Capital	Section 8.16
Non-Active Transferred Employees	Section 5.2(a)
Noncompetition Agreements	Section 7.2(b)
Orders	Section 3.4
Other Warranty	Section 5.6
Parties	Section 8.16
Permits	Section 1.1(f)
Permitted Liens	Section 8.16
Person	Section 8.16
Preliminary Closing Balance Sheet	Section 2.3(c)
Preliminary Earnout Statement	Section 2.4(a)
Products/Services	Section 8.16
Purchased Assets	Section 1.1
Purchase Price	Section 2.1
Purchase Price Allocation	Section 2.7
Real Estate Purchase Agreement	Section 7.2(k)
Real Property	Section 3.12
Recent Balance Sheet	Section 3.5(a)
Response Statement	Section 2.5(b)
Seller	Preamble
Seller Intellectual Property	Section 1.1(d)
Settlement Date	Section 2.2(d)
Shareholders	Preamble
Statement Dispute	Section 2.5(c)
Statement Objection	Section 2.5(a)
Subject Adjustment Amount	Section 8.16
Subject Statement	Section 2.5(a)
Taxes	Section 8.16
Tax Return	Section 8.16
Third Party Claim	Section 6.3

Defined Term	Section

Transferred Receivables	Section 1.1(i)
Waste	Section 8.16

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of May 6, 2013 among Acquisition Tango LLC, a Delaware limited liability company to be renamed Trynex International LLC (“Buyer”), Trynex, Inc., a Michigan corporation doing business as Trynex International (“Seller”), and the undersigned shareholders of Seller (collectively, the “Shareholders”).  Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in Section 8.16.

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of Seller;

WHEREAS, Seller is engaged in the research and development, design, manufacture, assembly, production, marketing, distribution, sale and repair of products, including spreaders, sprayers, plows, brooms, attachments, storage equipment, parts, accessories and related goods, for the snow removal, ice removal, turf care, grounds care and sweeping industries (collectively, the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, Seller desires to sell to Buyer, and Shareholders desire to cause Seller to sell to Buyer, substantially all of the assets of Seller upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1.                                 Purchased Assets.  Upon the terms set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, rights, properties, claims, contracts, business and goodwill of Seller (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Liens.  The Purchased Assets shall include the following:

(a)                                 all real property;

(b)                                 all tangible personal property, including all machinery, equipment, dies, jigs, molds, patterns, tools, tooling, office furnishings, vehicles, transportation equipment and leasehold improvements;

(c)                                  all inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from Seller), and all parts, supplies and components held for sale, together with all related packaging materials (collectively, the “Inventory”);

(d)                                 all rights in, to and under Intellectual Property (collectively, the “Seller Intellectual Property”);

(e)                                  all rights in, to and under (i) all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings (collectively, “Contracts”) described in Section 3.15 of the Disclosure Schedule, (ii) all other Contracts entered into by Seller in the ordinary course of business that are of the type required to be disclosed in Section 3.15 of the Disclosure Schedule as a result of subclauses (b), (c) and (d) of Section 3.15 but are not disclosed solely because they fall below the minimum threshold amount or term of the disclosures required by the terms of subclauses (b), (c) and (d) of Section 3.15 to be set forth in Section 3.15 of the Disclosure Schedule and (iii) those Contracts that Shareholders and Seller did not disclose in Section 3.15 of the Disclosure Schedule in breach of this Agreement if Buyer delivers written notice to Appointed Agent indicating that Buyer will accept Seller’s rights in, to and under such Contracts, in each case, other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(f)                                   all licenses, permits, approvals, authorizations and consents of Governmental Entities and certification organizations (collectively, “Permits”);

(g)                                  all advertising material, sales literature, promotional literature, catalogs and related material;

(h)                                 all books, records, files and other embodiments of information, whether relating to past or current operations;

(i)                                     all notes receivable, accounts receivable (including unbilled receivables), drafts and other rights to payment and the full benefit of all security (collectively, the “Transferred Receivables”);

(j)                                    all rights in, to and under the Assumed Benefit Contracts; and

(k)                                 all advance payments, all prepaid items and expenses, all causes of action, claims, rights and privileges against third parties (including manufacturer and seller warranties and confidentiality and similar obligations owed by any Person to Seller), all attorney-client privileges and rights related thereto and all other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

Section 1.2.                                 Excluded Assets.  Notwithstanding Section 1.1, Seller shall not sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase or acquire from Seller, any of the following assets of Seller (collectively, the “Excluded Assets”):

(a)                                 any rights in or to the franchise of Seller to be a corporation or its charter and other corporate records relating to its corporate existence and capitalization;

(b)                                 any Equity Interests of Seller or of any corporation, limited liability company, partnership or other entity in which Seller owns any Equity Interests;

(c)                                  any consideration to be delivered by Buyer to Seller pursuant to this Agreement or other rights of Seller under this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto;

(d)                                 any cash and cash equivalents, other than petty cash balances used at the Facility;

(e)                                  any of Seller’s rights in, to and under the Excluded Contracts;

(f)                                   any of Seller’s rights in, to or under any Benefit Plans (other than the Assumed Benefit Contracts);

(g)                                  any of Seller’s rights in, and or under Insurance Policies (other than the Assumed Benefit Contracts);

(h)                                 any notes receivable that are payable to Seller by current employees of Seller on account of loans made prior to the Closing Date;

(i)                                     any claims for contribution, indemnity rights and similar claims and causes of action to the extent arising from and directly related to the defense, compromise, discharge or satisfaction of any of the Excluded Liabilities;

(j)                                    any accounts receivable of Seller that are more than 180 days past due as of the Closing Date (the “Excluded Receivables”); or

(k)                                 any of the items set forth in the attached Exhibit E.

Section 1.3.                                 Assumed Liabilities.  Upon the terms set forth in this Agreement, on the Closing Date, Buyer shall assume and agree to fully pay, perform and discharge, as and when due, the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”):

(a)                                 those Liabilities of Seller reflected or reserved against on the face of the Final Closing Balance Sheet, but only in the amounts so reflected or reserved (and, in the case of Liabilities to service, repair, replace or re-perform Products/Services, subject to subclause (b) below);

(b)                                 those Liabilities of Seller to service, repair, replace or re-perform Products/Services sold by Seller on or before the Closing Date of the type currently sold by Seller, to the extent required and limited by the written warranties for such Products/Services set forth in Section 3.22 of the Disclosure Schedule given by Seller in the ordinary course of business but only to the extent such Liabilities do not exceed the amount of the warranty accrual reflected on the face of the Final Closing Balance Sheet (the “Assumed Warranty Liabilities”);

(c)                                  those Liabilities of Seller arising from and after the Closing Date under and pursuant to the Assumed Contracts; and

(d)                                 those Liabilities of Seller arising with respect to periods from and after the Closing Date to pay premiums under the Assumed Benefit Contracts.

For the avoidance of doubt, Buyer shall not assume any Liability of Seller with respect to any goods delivered, or any services provided, to Seller prior to the Closing Date for which an invoice is delivered on or after the Closing Date.  Buyer’s assumption of and agreement to pay, perform and discharge, as and when due, the Assumed Liabilities shall not prohibit Buyer from contesting with any third party the amount, validity or enforceability of any of the Assumed Liabilities.

Section 1.4.                                 Excluded Liabilities.  Except as and to the extent specifically set forth in Section 1.3, Buyer is not assuming any Liabilities of Seller (or any Shareholder).  Without limitation, and notwithstanding the provisions of Section 1.3, Buyer is not assuming, and Seller shall not be deemed to have assigned or otherwise transferred to Buyer, any of the Excluded Liabilities.  Seller shall fully pay, perform and discharge, as and when due, all of the Excluded Liabilities.  Such agreement shall not prohibit Seller from contesting with any third party the amount, validity or enforceability of any of the Excluded Liabilities.

Section 1.5.                                 Nonassignable Contracts and Other Assets.  Notwithstanding anything to the contrary in this Agreement, no assets of Seller, including Contracts, that otherwise would constitute Purchased Assets shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other Person would be ineffective, would constitute a breach of contract or a violation of any Law or Order or would in any other way adversely affect the rights of Seller (or Buyer as transferee or assignee) and such consent or approval is not obtained at or prior to the Closing.  In such case, to the extent possible:  (a) the beneficial interest in or to such assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (b) pending such consent or approval, Buyer shall discharge the obligations of Seller under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Seller, and Seller shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.  Seller shall use its best efforts (and bear the costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such assets.  Seller shall make or complete such transfers as soon as reasonably possible and cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of such assets, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability under such assets to the extent such Liability constitutes an Assumed Liability.  If and to the extent an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, then Buyer, upon written notice to Appointed Agent, shall have no obligation under Section 1.3 or otherwise with respect to any such asset, and such asset shall not be deemed to be a Purchased Asset and any related Liability shall not be deemed an Assumed Liability.  Notwithstanding anything to the contrary in this Section 1.5, Seller shall be solely responsible for obtaining, and shall obtain, all necessary consents to assignment, and Buyer shall not have any obligation to expend any money, incur any Liability, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Person in connection with the consents and approvals described in this Section 1.5.

ARTICLE 2
PURCHASE PRICE; PAYMENT

Section 2.1.                                 Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities, (b) an amount equal to $26,000,000 (i) plus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than $5,165,000 or (ii) minus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than $5,165,000 and (c) the amounts, if any, that become payable in accordance with Section 2.4.

Section 2.2.                                 Payment.  The Purchase Price shall be paid as follows:

(a)                                 Assumption of Assumed Liabilities.  At the Closing, Buyer shall execute and deliver to Appointed Agent such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer and Appointed Agent.

(b)                                 Cash to Escrow Agent.  At the Closing, Buyer shall deliver to Escrow Agent, under the Escrow Agreement, an amount equal to $2,600,000 to be held for a period of 18 months and used to secure the indemnification obligations of Shareholders and Seller arising under Article 6.

(c)                                  Cash to Seller.  At the Closing, Buyer shall deliver to Seller an amount equal to $23,400,000 plus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is greater than $5,165,000 or minus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is less than $5,165,000.

(d)                                 Payment of Adjustment Amount.  On or before the fifth Business Day following the final determination of the Final Closing Balance Sheet (the “Settlement Date”), either (i) Buyer shall pay to Seller the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than the Net Working Capital as reflected on the Estimated Closing Balance Sheet or (ii) Seller shall pay to Buyer the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than the Net Working Capital as reflected on the Estimated Closing Balance Sheet.

(e)                                  Payment of Earnout Amount.  Buyer shall deliver to Seller the amounts, if any, that become payable under Section 2.4 at the time or times specified in Section 2.4.

All cash payments under this Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least 48 hours prior to the time for payment specified under this Agreement, has designated.

Section 2.3.                                 Determination of Net Working Capital.

(a)                                 Balance Sheet.  As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a balance sheet of Seller showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet, but reflecting only the Purchased Assets and Assumed Liabilities.  The Parties agree that each Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a basis consistent with that used in the preparation of the Recent Balance Sheet.  Notwithstanding the foregoing, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall be prepared in accordance with the following:  (i) in valuing

Inventory, there shall be such downward adjustments as are required to reflect the results of any physical inventory or cycle counts of the Inventory that have been taken by Seller or Buyer, and the reserve for excess and obsolete inventory shall not be less than $295,000; (ii) there shall be established a reasonable and sufficient reserve for all anticipated costs and expenses in connection with product and service warranties, which in no event shall be less than $600,000; (iii) accounts receivable shall be stated net of an appropriate reserve for doubtful accounts and anticipated collection expenses, and all accounts receivable that are more than 180 days past due shall be valued as zero; and (iv) accounts receivable shall not include amounts historically recorded through a “TrynEx International” holding account.  Without limitation, for purposes of preparing the Preliminary Closing Balance Sheet, Buyer shall complete a physical inventory within 30 days of the Closing (with appropriate rollback adjustments), and Appointed Agent shall have the right to monitor and/or participate in such physical inventory.

(b)                                 Estimated Closing Balance Sheet.  At least three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a Balance Sheet that sets forth Seller’s reasonable, good faith estimate of the amount of the Net Working Capital as of the Effective Time (the “Estimated Closing Balance Sheet”).

(c)                                  Preliminary Closing Balance Sheet.  Within 90 days after the Closing Date, Buyer shall prepare and deliver to Appointed Agent a Balance Sheet as of the Effective Time, together with a calculation of the Net Working Capital as of the Effective Time (the “Preliminary Closing Balance Sheet”).  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of the Preliminary Closing Balance Sheet.

Section 2.4.                                 Earnout Consideration.

(a)                                 Preliminary Earnout Statement.  On or before April 15th of the calendar year following the applicable Earnout Year, Buyer shall provide Appointed Agent with an unaudited income statement of Buyer with respect to such applicable Earnout Year, together with a calculation of the Earnout Actual Net Sales, Earnout Actual Gross Profit, Earnout Actual Factor, Earnout Annual Ratio for such applicable Earnout Year and, in the case of the third Earnout Year, the Earnout Aggregate Ratio (the “Preliminary Earnout Statement”).  The Parties agree that such income statement shall be prepared in accordance with GAAP as applied by Buyer on a consistent basis (except for the absence of footnote disclosure).  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of each Preliminary Earnout Statement.

(b)                                 Annual Earnout Payments.  On or before the fifth Business Day following the determination of each Final Earnout Statement, Buyer shall pay to Seller an amount (the “Annual Earnout Payment”) equal to the Earnout Annual Ratio reflected on such Final Earnout Statement multiplied by the Potential Annual Earnout Payment.  Notwithstanding the foregoing, Buyer shall have no obligation to pay any Annual Earnout Payment if the Earnout Annual Ratio reflected on the applicable Final Earnout Statement is less than 0.65.

(c)                                  Aggregate Earnout Payment.  On or before the fifth Business Day following the determination of the Final Earnout Statement with respect to the third Earnout Year, Buyer shall pay to Seller an amount equal to $1,000,000 if the Earnout Aggregate Ratio reflected on such Final Earnout Statement is not less than 1.25.

(d)                                 Other.  Notwithstanding anything to the contrary:

(i)                                     If the employment of both Chuck Truan and James Truan is terminated pursuant to Section 4(c) or Section 4(f) of their respective Employment Agreements with Buyer, then Buyer shall cease to have any future obligations under this Section 2.4 (and Section 2.2(e)).

(ii)                                  Subject to subclause (vi) below, if Buyer terminates the employment of both Chuck Truan and James Truan pursuant to Section 4(d) of their respective Employment Agreements with Buyer, then Buyer shall pay the Annual Earnout Payment pursuant to Section 2.4(b); provided, however, that in no event shall any Annual Earnout Payment calculated subsequent to such employment termination be less than $1,300,000 per period and prorated for partial years.

(iii)                               Subject to subclause (vi) below, if Buyer terminates the employment of Chuck Truan (but not James Truan) pursuant to Section 4(d) of his Employment Agreement with Buyer, then in no event shall any Annual Earnout Payment calculated subsequent to such employment termination be less than an amount equal to (A) the product of 0.65 multiplied by the Potential Annual Earnout Payment (B) multiplied by 0.55, per period and prorated for partial years.

(iv)                              Subject to subclause (vi) below, if Buyer terminates the employment of James Truan (but not Chuck Truan) pursuant to Section 4(d) of his Employment Agreement with Buyer, then in no event shall any Annual Earnout Payment calculated subsequent to such employment termination be less than an amount equal to (A) the product of 0.65 multiplied by the Potential Annual Earnout Payment (B) multiplied by 0.45, per period and prorated for partial years.

(v)                                 For the avoidance of doubt, the death or disability of Chuck Truan or James Truan pursuant to Section 4(a) or Section 4(b) of their respective Employment Agreements with Buyer will not affect their rights to the payments under this Section 2.4.

(vi)                              In no event shall the sum of all Annual Earnout Payments paid by Buyer under this Section 2.4 exceed $6,000,000, and in no event shall the aggregate amount of all amounts paid by Buyer under this Section 2.4 exceed $7,000,000.

(e)                                  Illustration.  For illustrative purposes only, the attached Exhibit F sets forth sample calculations for the Earnout Annual Payment based on certain assumed facts.

Section 2.5.                                 Final Determination Process.

(a)                                 Statement Objection.  Within 30 days after Buyer delivers the Preliminary Closing Balance Sheet or the Preliminary Earnout Statement (as the case may be, the “Subject Statement”) to Appointed Agent, Appointed Agent shall complete its review of the Subject Statement.  Appointed Agent may object to the content of the Subject Statement, but only on the basis that the amounts reflected in the Subject Statement were not determined in accordance with Section 2.3(a) and Section 2.3(c) in the case of the Preliminary Closing Balance Sheet or Section 2.4(a) in the case of the Preliminary Earnout Statement or were determined based on mathematical, clerical or similar error.  Appointed Agent shall make any such objection on or prior to the last day of such 30-day period by delivering a written notice to Buyer (a “Statement Objection”) setting forth in reasonable detail a description of the basis of the Statement Objection and the adjustments to the Subject Statement that Appointed Agent believes should be made.

(b)                                 Response to Statement Objection.  If Appointed Agent delivers a Statement Objection in accordance with Section 2.5(a), then Buyer shall have 30 days to review and respond to the Statement Objection by delivering written notice to Appointed Agent specifying in reasonable detail the scope of its disagreement with the information set forth in it (the “Response Statement”).

(c)                                  Dispute Resolution.  If Buyer delivers a Response Statement in accordance with Section 2.5(b), then Buyer and Appointed Agent shall promptly attempt in good faith to resolve the disagreement reflected in the Response Statement (the “Statement Dispute”).  If Buyer and Appointed Agent are unable to resolve the Statement Dispute within 30 days after Buyer delivers a Response Statement, then, at any time thereafter, either Buyer or Appointed Agent may elect to have the Statement Dispute resolved by Grant Thornton LLP or another nationally recognized firm of independent public accountants as to which Buyer and Appointed Agent mutually agree (the “CPA Firm”).  The CPA Firm shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Section 2.3(a) and Section 2.3(c) in the case of the Preliminary Closing Balance Sheet and Section 2.4(a) in the case of the Preliminary Earnout Statement, and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Balance Sheet or the Earnout Annual Ratio and/or Earnout Aggregate Ratio as derived from the Preliminary Earnout Statement (as the case may be) requires adjustment.  In connection with the engagement of the CPA Firm, Buyer and Appointed Agent (on behalf of Shareholders and Seller) shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within 30 days after submission of the Statement Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.3(a) and Section 2.3(c) or Section 2.4(a) (as the case may be) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Appointed Agent, or less than the smallest value for such item claimed by Buyer or Appointed Agent, as set forth in the Subject Statement or the Statement Objection.  The CPA Firm’s determination of the Statement Dispute shall be conclusive and binding upon all Parties.

(d)                                 CPA Firm Expense Allocation.  If the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) is closer in amount to the Subject Adjustment Amount as reflected on the Statement Objection than to the Subject Adjustment Amount as reflected on the Subject Statement, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.5(c).  If the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) is closer in amount to the Subject Adjustment Amount as reflected on the Subject Statement than to the Subject Adjustment Amount as reflected on the Statement Objection, then Seller and Shareholders (jointly and severally) shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.5(c).  If the difference between the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) and the Subject Adjustment Amount as reflected on the Statement Objection is equal to the difference between the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) and the Subject Adjustment Amount as reflected on the Subject Statement, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.5(c) shall be paid one-half by Buyer and one-half (jointly and severally) by Seller and Shareholders.

(e)                                  Confidentiality.  Appointed Agent shall not disclose to any Person other than its legal counsel and other advisors, or use for any purpose other than the above-described resolution procedures, the information reflected in the Subject Statement, the Response Statement or any other materials described in this Section 2.5.

Section 2.6.                                 Other Payments and Adjustments.

(a)                                 Employee Compensation.  Seller shall pay directly to its employees the amount of wages and other compensation (including bonuses) due for all periods prior to the Effective Time.  Except to the extent of any reserve therefor reflected on the face of the Final Closing Balance Sheet, Buyer shall receive a credit on the Settlement Date in an amount equal to all vacation, holiday and sick pay unpaid by Seller as of the Effective Time attributable to any period or partial period of employment by Seller prior to the Effective Time, plus employee payroll Taxes applicable thereto due or to become due, for the Active Transferred Employees and (i) who as of the Effective Time have not taken all of their vacation, holiday or sick time earned prior to Closing or (ii) who have not earned vacation, holiday or sick time as of the Effective Time but who would have earned vacation, holiday or sick time for any such period or partial period of employment prior to the Closing (on a pro rata basis) had they continued as employees of Seller to the date when such vacation, holiday or sick pay would have accrued to them.

(b)                                 Funded Indebtedness.  Prior to the Closing, Seller shall repay and discharge all of its obligations under Funded Indebtedness; provided, however, that Appointed Agent shall have the option to cause the repayment of such obligations by instructing Buyer to deduct from the amount of the Purchase Price to be paid to Seller at the Closing the amount of such obligations and pay such amount directly to the obligees in satisfaction of such obligations.

Section 2.7.                                 Purchase Price Allocation.  The amount of the aggregate Purchase Price allocated to the Noncompetition Agreements shall be $200,000, and the remainder of the aggregate Purchase Price and other items shall be allocated among the Purchased Assets (or groups of such assets) for all purposes (including all Tax purposes) in accordance with the applicable provisions of Section 1060 of the Code.  For this purpose, the Parties agree that the methodology for determining the fair market value of the Purchased Assets (or groups of such assets) is set forth in the attached Exhibit A (the “Purchase Price Allocation”).  Each Party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation.  Buyer and Seller shall execute and timely file a Form 8594 consistent with the Purchase Price Allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, municipal, county, local or other Tax forms).

Section 2.8.                                 Withholding.  The Parties agree that each applicable withholding agent shall be entitled to deduct and withhold from any amount payable under this Agreement any withholding Taxes or other amounts required by applicable Law to be deducted and withheld.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND SELLER

As an inducement to Buyer to execute and deliver this Agreement, Shareholders and Seller, all acting jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the Closing Date and shall survive the consummation of the transactions contemplated by this Agreement:

Section 3.1.                                 Corporate.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.  Seller has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.  Except as set forth in Section 3.1 of the Disclosure Schedule, Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary.  Section 3.1 of the Disclosure Schedule sets forth a correct and complete list of the jurisdictions in which Seller is duly licensed or qualified to do business as a foreign corporation.  Seller does not own, directly or indirectly, any Equity Interests of any Person (whether or not such Person is disregarded for Tax purposes).  Seller has delivered to Buyer correct and complete copies of its certificate of incorporation and bylaws, including any amendments thereto.  The corporate minute book and stock records of Seller made available for Buyer’s inspection are correct and complete copies of such instruments and accurately reflect all material corporate action that Seller has taken.  Section 3.1 of the Disclosure Schedule sets forth a correct and complete list of the directors and officers of Seller.  During the three-year period preceding the Closing Date, Seller has not engaged in any business other than the Business.

Section 3.2.                                 Shareholders.  Each Shareholder is the record and beneficial owner of the Equity Interests of Seller that are set forth in Section 3.2 of the Disclosure Schedule.  No Person other than the Shareholders owns any Equity Interests of Seller.  Each Shareholder is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 3.3.                                 Authority.  The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller.  No other or further corporate act or proceeding on the part of Seller (including its shareholders) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller and/or Shareholders pursuant hereto will constitute, valid and binding agreements of Seller and/or Shareholders (as the case may be), enforceable in accordance with their respective terms.

Section 3.4.           No Violation.  Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller and/or Shareholders pursuant hereto nor the consummation by Seller and/or Shareholders of the transactions contemplated hereby or thereby (a) will violate any statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (collectively, “Governmental Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) except as set forth in Section 3.4 of the Disclosure Schedule, will violate or conflict with, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any term or provision of the certificate of incorporation or bylaws of Seller or of any Material Contract.

Section 3.5.           Financial Matters.

(a)           Financial Statements.  Section 3.5(a) of the Disclosure Schedule contains correct and complete copies of (i) the compiled financial statements (including balance sheets and statements of income and shareholders’ equity) of Seller for each of the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 and (ii) an unaudited balance sheet of Seller as of March 31, 2013 (the “Recent Balance Sheet”) and the related unaudited income statement and statement of cash flows and shareholders’ equity for the three months then ended.  All such financial statements (A) are prepared from and consistent with such financial statements as have been prepared and used by Seller in the ordinary course of managing the Business and measuring and reporting its operating results, (B) are prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnote disclosure) and with the books and records of Seller and (C) fairly present in all material respects the assets, Liabilities, financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated.

(b)           Backlog.  Section 3.5(b) of the Disclosure Schedule contains a correct and complete copy of Seller’s backlog of existing orders and sales orders as of the date that is two Business Days prior to the Closing Date, all of which represent bona fide orders taken in the ordinary course of business.

Section 3.6.           Tax Matters.

(a)           Returns.  All Tax Returns required to be filed by or on behalf of Seller have been timely filed and, when filed, were correct and complete in all material respects.  All Taxes due with respect to such Tax Returns have been, or will be, timely paid by Seller.  Seller has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any Person, including any employee or independent contractor.

(b)           Audits.  Section 3.6(b) of the Disclosure Schedule contains a correct and complete list of all Tax Returns of Seller that have been audited, or are under audit, by any Governmental Entity.  Seller has not received from any Governmental Entity any notice of underpayment, adjustment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Seller.  Without limitation, no claim has been made by any Governmental Entity in a jurisdiction in which Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Seller has made available to Buyer correct and complete copies of all Tax Returns, examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or accepted by Seller since January 1, 2007.  There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return of Seller.

(c)           Tax Status.  Seller properly and timely filed a valid election under Section 1362 of the Code to be treated as an S corporation as defined under Section 1361 of the Code for federal income tax purposes effective on April 1, 2001.  Such election has remained in effect since such date.  Neither Seller nor any Shareholder has taken any action or failed to take any action, nor has any event occurred, that would result in the revocation or termination of such election at any time.

(d)           Other.  Seller has not (i) applied for any Tax ruling, (ii) been a party to a closing agreement with any Tax authority, (iii) made any payments, or been a party to any Contract (including this Agreement), that under any circumstances could obligate it to make payments that are not deductible because of Section 280G of the Code, (iv) been a party to any Tax allocation, tax sharing or similar Contract or (v) been a member of an affiliated group of corporations that filed a consolidated Tax Return.  Seller has never been a party to any “reportable transaction” as defined in Section 6707(c)(1) of the Code and Reg. 1.6011-4(b).

Section 3.7.           Transferred Receivables.  All Transferred Receivables (a) arose out of arm’s length transactions made in the ordinary course of business, (b) are the valid and legally binding obligations of the parties obligated to pay such amounts, (c) to Seller’s knowledge, are collectible (net of the reserves for doubtful accounts shown on the Final Closing Balance Sheet) in the ordinary course of business without the necessity of commencing Litigation, (d) are subject to no counterclaim or setoff and (e) are not in dispute.  Section 3.7 of the Disclosure Schedule contains an aged schedule of accounts receivable as of the date that is two Business Days prior to the Closing Date.

Section 3.8.           Inventory.  All Inventory reflected on the Recent Balance Sheet (a) had a commercial value at least equal to the value shown on the face of the Recent Balance Sheet, (b) is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market and (c) consists of a quality and quantity usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated).  All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business.  All Inventory is located at, or is in transit to or from, the Facility.  Except as set forth in Section 3.8 of the Disclosure Schedule (which contains a description of any exceptions and related amounts), all work-in-process contained in Inventory constitutes items in process of production pursuant to Contracts entered into (including orders taken) in the ordinary course of business.  All work-in-process consists of a quality ordinarily produced in accordance with the requirements of the Contracts to which such work-in-process relates and will require no rework with respect to services performed prior to the Closing except to the extent labor attributable to such rework has been reasonably taken into consideration in valuing the work-in-process pursuant to Section 2.3.

Section 3.9.           Absence of Certain Changes.  Since the date of the Recent Balance Sheet, Seller has conducted the Business only in the ordinary course consistent with past practice.  Without limitation, since the date of the Recent Balance Sheet, there have not been:  (a) any events, developments or occurrences that, individually or in the aggregate, have resulted or would reasonably be expected to result in a material adverse effect on the conduct, financial condition, assets, Liabilities, business or operations of Seller or the Facility; (b) any material loss, damage or destruction, whether or not covered by insurance, relating to or affecting the business, assets or Liabilities of Seller or the Facility; (c) any increase in the salaries, wages and other compensation (including bonuses) payable or to become payable to any employees or agents of Seller, including any employee benefit granted, made or accrued in respect of any employees of Seller, or any increase in the number of employees of Seller; (d) any amendment or early termination of any Contract relating to employment, or any other material Contract, to which Seller is a party or any release or waiver of any claims or rights under any material Contract to which Seller is a party; (e) any grant of credit by Seller to any customer (including any distributor) on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change in the terms of any credit heretofore extended by Seller or any other change of Seller’s policies or practices with respect to the granting of credit; (f) any discharge, satisfaction or agreement to satisfy or discharge any Liability of Seller, other than the discharge or satisfaction in the ordinary course of business of current Liabilities reflected on the face of the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business; (g) any deferral, extension or failure to pay any Liabilities of Seller as and when the same become due, any allowance of the level of the Liabilities of Seller to increase in any material respect or any prepayment of any Liabilities of Seller; (h) any material change in Seller’s financial or Tax accounting principles or methods, except to the extent required by GAAP or applicable Law; or (i) any other events, developments or occurrences not in the ordinary course of business that materially relate to or affect the conduct, financial condition, assets, Liabilities, business or operations of Seller or the Facility, including any sale, lease, grant or other disposition of any assets that would have constituted Purchased Assets if no such disposition had occurred (other than sales of Inventory or collections of receivables in the ordinary course of business).

Section 3.10.         No Litigation.  Except as set forth in Section 3.10 of the Disclosure Schedule, there is no Litigation pending or, to Seller’s knowledge, threatened or anticipated against Seller or its shareholders, directors or officers (in such capacity) or its business, assets or Liabilities.  To Seller’s knowledge, no event has occurred or action has been taken that is reasonably likely to result in such Litigation.  Section 3.10 of the Disclosure Schedule also identifies all Litigation to which Seller or its shareholders, directors or officers (in such capacity) have been parties since January 1, 2011.  Neither Seller nor any portion of its business or assets is subject to any Order (excluding Orders of general application).  Without limitation, no portion of the business or assets of Seller or of the Facility is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to Seller’s knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

Section 3.11.         Laws and Orders.

(a)           Compliance.  Except for past violations for which Seller is not subject to any current Liability and cannot become subject to any future Liability, Seller (including its business and assets) is and has been in compliance with all applicable Laws and Orders except for instances of noncompliance where the costs and penalties associated with noncompliance, together with the costs associated with rectifying the noncompliance, individually or in the aggregate, are not material.  Seller has not received notice of any violation or alleged violation of any Laws or Orders in any material respect.  All reports, filings and other instruments required to be filed by or on behalf of Seller with any Governmental Entity have been filed and, when filed, were correct and complete in all material respects.

(b)           Permits.  Seller has all material Permits required for the conduct of the Business.  All such Permits are set forth in Section 3.11(b) of the Disclosure Schedule, are in full force and effect and, except as set forth in Section 3.11(b) of the Disclosure Schedule, will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement.  Except for past violations for which Seller is not subject to any current Liability and cannot become subject to any future Liability, Seller (including its business and assets) is and has been in compliance with all such Permits except for instances of noncompliance where the costs and penalties associated with noncompliance, together with the costs associated with rectifying the noncompliance, individually or in the aggregate, are not material.

(c)           Environmental Matters.  Without limiting the generality of the foregoing provisions of this Section 3.11, except for past violations for which Seller is not subject to any current Liability and cannot become subject to any future Liability, Seller (including its business and assets) is and has been in compliance with all Environmental Laws.  There is no Litigation pending or, to Seller’s knowledge, threatened or anticipated against Seller relating to Environmental Laws in any way.  To Seller’s knowledge, there is no Liability of any other Person that may have been retained or assumed by or could be imputed or attributed to Seller relating to Environmental Laws in any way.  There are no past or present (or, to Seller’s knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent compliance or continued compliance by the Business with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Waste.  Correct and complete copies of all environmental studies in the possession or control of Seller or any Shareholder, or to which Seller or any Shareholder has access, relating to any property with respect to which Seller may have incurred Liability or for which Liability may be asserted against Seller have been delivered to Buyer.  Without limitation, to Seller’s knowledge, (A) no portion of any of the

Real Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have been present on any of the Real Property and (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have been present on any of the Real Property.

Section 3.12.         Real Property.  Section 3.12 of the Disclosure Schedule sets forth a correct and complete list of all real property owned, leased, used or occupied by Seller (the “Real Property”), including all encumbrances, easements or rights of way of record (or, if not of record, of which Seller has notice or knowledge) granted on or appurtenant to or otherwise affecting the Real Property.  The use of the Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use.  No variances are needed and none have been granted with respect to the Real Property.  There are currently in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted.  There is not (a) any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property, (b) any structure or improvement located on any Real Property that encroaches on or over the boundaries of neighboring or adjacent properties or (c) any structure or improvement of any other Person that encroaches on or over the boundaries of any Real Property.  To Seller’s knowledge, none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law or Order.  No public improvements have been commenced and, to Seller’s knowledge, none are planned that may result in special assessments against or otherwise materially adversely affect any Real Property.  Seller has no knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat or (iii) condition or defect that could give rise to an Order of the sort referred to in subclause (ii).  To Seller’s knowledge, there is no existing, proposed or contemplated plan to construct, modify or realign any street, highway, power line or pipeline that would adversely affect the current or planned use or occupancy of the Real Property.

Section 3.13.         Title to and Condition of Properties.

(a)           Title.  Seller has good and marketable fee title to (or, as applicable, a valid and subsisting leasehold interest in) all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.  Except for those assets that are subject to the personal property leases set forth in Section 3.15 of the Disclosure Schedule, Seller has good and marketable fee title to all of the Purchased Assets.  None of the Purchased Assets is subject to any restrictions with respect to the transferability or divisibility thereof or any right to recovery by any previous owner of such property under any theory of Law or contractual right.  Seller is not using any assets that are not owned, licensed or leased by it.  At the Closing, Buyer will receive good and marketable fee title to (or, as applicable, a valid and subsisting leasehold interest in) all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b)           Condition.  All tangible assets (real and personal) constituting Purchased Assets are in good operating condition and repair, are free from any defects (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business) and have been maintained consistent with the standards generally followed in the industry.  To Seller’s knowledge, all buildings, plants and other structures (including all fixtures and systems located thereon) owned or utilized by Seller are in good condition and repair and are free from any defects, including structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business).

Section 3.14.         Insurance.  Section 3.14 of the Disclosure Schedule sets forth a correct and complete list and description of all policies of insurance in effect with respect to Seller and its business, assets or Liabilities (collectively, the “Insurance Policies”).  Since January 1, 2003, all products liability and general liability Insurance Policies maintained by or for the benefit of Seller have been “occurrence” policies and not “claims made” policies.  All Insurance Policies are valid, outstanding and enforceable policies.  None of the insurance carriers providing coverage under the Insurance Policies has declared bankruptcy or provided notice of insolvency to Seller or any Shareholder.  To Seller’s knowledge, Seller has duly and timely made all claims that it has been entitled to make under all Insurance Policies.  To Seller’s knowledge, no Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing.  There is no claim by Seller pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to Seller’s knowledge, there is no basis for denial of any pending claim under any Insurance Policy.

Section 3.15.         Material Contracts.  Section 3.15 of the Disclosure Schedule sets forth a correct and complete list of each of the following types of Contracts to which Seller is party or by which Seller or any of the Purchased Assets may be bound or affected (each, a “Material Contract”):

(a)           any Contract for the lease, use or occupancy of real property;

(b)           any Contract for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of $25,000 or a term that, absent early termination by Seller, will continue for more than 12 months after the Closing Date;

(c)           any Contract with a customer (including a distributor) involving the future sale of goods or services by Seller that provides for a price, fee or other consideration payable to Seller in an annual period in excess of $25,000 or a term that, absent early termination by Seller, will continue for more than 12 months after the Closing Date;

(d)           any Contract with a supplier, licensor or other Person that provides for future expenditures by Seller in excess of $25,000 or a term that, absent early termination by Seller, will continue for more than 12 months after the Closing Date;

(e)           any Contract evidencing loans, promissory notes, letters of credit, performance or other types of bonds or other evidences of indebtedness, including any Contracts evidencing or relating to Funded Indebtedness, as a signatory, guarantor or otherwise;

(f)            any Contract with any director, officer, employee, agent, consultant or other Person performing similar functions that provides for future liability for payment of compensation, including bonuses (whether contingent or otherwise);

(g)           any Contract with any Governmental Entity;

(h)           any joint venture, partnership, strategic alliance or similar Contract;

(i)            any power of attorney or proxy that is currently in effect;

(j)            any Contract guaranteeing the payment or performance of any Person, any Contract agreeing to indemnify any Person (except under Contracts entered into by Seller in the ordinary course of business), any surety Contract and any Contract containing provisions whereby Seller agrees to be contingently or secondarily liable for the obligations of any Person;

(k)           any Contract prohibiting or restricting Seller from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world or relating to the location of employees or a minimum number of employees to be employed by Seller;

(l)            any Contract containing any “most favored nation,” “most favored customer” or similar provisions or granting any type of exclusive rights to any Person;

(m)          any consulting, development, joint development or similar Contract relating to, or any Contract requiring the assignment of any interest in, any Intellectual Property;

(n)           any Contract with a sales representative, dealer, distributor, franchise or other Person performing similar functions (together with any related policy statements); or

(o)           any other Contract of any nature (i) involving any remaining consideration or other expenditure in excess of $25,000, (ii) involving any remaining performance over a period of more than 12 months or (iii) that is otherwise individually material to the Business.

Seller has made available to Buyer a correct and complete copy of each Material Contract.

Section 3.16.         No Default.  Seller is not in default in any material respect under any Assumed Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Seller’s obligations thereunder or result in the creation of any Lien on any of the Purchased Assets.  To Seller’s knowledge, no third party is in default in any material respect under any Assumed Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or give rise to an automatic termination or right of discretionary termination thereof.  Each Assumed Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s knowledge, the other party or parties thereto in accordance with its terms.  Seller has not received notice of any pending, proposed or threatened termination or amendment of any Assumed Contract.

Section 3.17.         Employee Benefit Plans.

(a)           Benefit Plans.  Section 3.17(a) of the Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee compensation and benefit programs, plans or Contracts that are maintained by Seller, or to which Seller is obligated to contribute, for current or former employees or directors with respect to which Seller has or may have any liability (collectively, the “Benefit Plans”), including any deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit program, plan or Contract.  Each Benefit Plan that provides medical, dental or vision benefits is fully insured.  Section 3.17(a) of the Disclosure Schedule separately identifies the primary group health, dental and vision insurance policies maintained by the Seller as of the Closing (the “Assumed Benefit Contracts”).  The information that Seller provided the insurance providers in respect of the Assumed Benefit Contracts has been correct and complete in all material respects.  With respect to each Benefit Plan, to the extent applicable, Seller has made available to Buyer a correct and complete copy of (i) the plan document or other governing Contract and any amendments thereto or a description of any unwritten plan, (ii) the most recently distributed summary plan description, (iii) each trust or other funding Contract, custodial Contract, administrative Contract, investment policy, insurance policy and other Contracts material to the Benefit Plan, (iv) the most recently filed IRS Form 5500 (including schedules and attachments), (v) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan) and (vi) the most recently prepared financial statements.

(b)           Multiemployer and Funded Plans.  None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which Seller contributes or has an obligation to contribute.  None of the Benefit Plans is or ever has been a plan subject to Title IV of ERISA or Section 412 of the Code, and neither Seller nor any Person who could be considered a single employer with Seller has any liability, contingent or otherwise, with respect to a plan subject to Title IV of ERISA or Section 412 of the Code.  No Benefit Plan provides medical or dental benefits with respect to current or former employees or directors of Seller beyond their termination of employment, other than (i) coverage mandated by Sections 601 et seq. of ERISA and 4980B(f) of the Code or similar state Law, (ii) conversion rights required by state insurance Law or (iii) extension of coverage to the end of the month in which termination occurs pursuant to the terms of such Benefit Plan.

(c)           Compliance.  Except as set forth in Section 3.17(c) of the Disclosure Schedule:  (i) each Benefit Plan is in compliance in form and operation with its own terms in all material respects and in compliance in form and operation with all applicable Laws in all material respects, and Seller, to the extent due, has timely made all required contributions thereto; (ii) all material notices, reports and information relating to the Benefit Plan required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed and provided; (iii) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to Seller’s knowledge, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan nor has there been in the past six years any material dispute with or investigation by any Governmental Entity with respect to any Benefit Plan; (iv) each Benefit

Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter; (v) to Seller’s knowledge, no Person has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code; and (vi) Seller and the relevant plan administrator if other than Seller has at all relevant times properly classified each provider of services to Seller as an employee, temporary employee or independent contractor, as the case may be, for all purpose relating to each Benefit Plan for which such classification could be relevant.

(d)           Certain Payments.  None of the execution and delivery of this Agreement, the approval of the transactions contemplated hereby or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event) will trigger severance, increased compensation or benefits, acceleration of payment or vesting of benefits, or the funding of any trusts, in respect of any current or former employees or directors of Seller.

(e)           No Other Binding Commitments.  Seller has no announced plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plans.

Section 3.18.         Employees; Compensation.  Section 3.18 of the Disclosure Schedule sets forth a correct and complete list of (a) all employees of Seller, (b) each such employee’s title, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee’s annual rate of compensation, including bonuses and incentives.  Section 3.18 of the Disclosure Schedule also sets forth a correct and complete list of the qualified beneficiaries eligible for COBRA continuation coverage benefits under any Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA).  To Seller’s knowledge, none of the employees listed in Section 3.18 of the Disclosure Schedule has violated any noncompetition, nonsolicitation, confidentiality or similar obligation owed to a former or another employer or independent contractor in connection with such employee’s employment with Seller.

Section 3.19.         Labor Matters.  There are no labor agreements, collective bargaining agreements or any other labor-related Contracts that pertain to any of the employees of Seller, and no employees of Seller are legally organized or recognized as a labor organization or represented by any labor union, labor organization or works council with respect to their employment with Seller.  There are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of Seller, and none have occurred within the previous 12 months.  There are no (a) labor grievances or unfair labor practice charges or complaints or appeals of such matters against Seller pending or, to Seller’s knowledge, threatened or (b) labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to Seller’s knowledge, threatened against or affecting Seller.

Section 3.20.         Intellectual Property.  Section 3.20 of the Disclosure Schedule contains a correct and complete list of the Seller Intellectual Property (to the extent susceptible to listing).  Section 3.20 of the Disclosure Schedule also specifies which of the Seller Intellectual Property is registered (which shall be deemed to include grants and issuances) and the jurisdictions in which such Seller Intellectual Property is registered.  All Seller Intellectual Property is in good standing and has been properly registered in all jurisdictions where required.  All registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.  To conduct the Business as currently conducted, Seller does not require any Intellectual Property that it does not already own or license.  Seller is not infringing and has not infringed any Intellectual Property of another.  To Seller’s knowledge, except as set forth in Section 3.20 of the Disclosure Schedule, no Person is infringing or has infringed any of the Seller Intellectual Property.  Seller is not aware of any pending patent applications belonging to others that would be infringed by Seller if a patent were granted on any such pending applications.  Seller has not granted any license or made any assignment of any of the Seller Intellectual Property, and no Person other than Seller has any ownership right in, or any right to use, any of the Seller Intellectual Property.  Seller does not pay any royalties or other consideration for the right to use any Intellectual Property of others.  All Intellectual Property used by Seller is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.  No methods, processes, procedures, apparatus, equipment, compositions or other materials used or held for use by Seller use or include any proprietary or confidential information or any trade secrets misappropriated from another.  Seller has no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of Seller, and Seller has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information.  Seller has maintained the confidentiality of all Seller Intellectual Property to the extent necessary to maintain all proprietary rights therein.  The consummation of the transactions contemplated hereby will not alter or impair any of the Seller Intellectual Property.

Section 3.21.         Customers; Suppliers; Dealers.

(a)           Major Customers.  Section 3.21(a) of the Disclosure Schedule contains a correct and complete list of the ten largest customers, including distributors, of Seller for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party.  Other than fluctuating inventory levels and seasonal variations, Seller has no knowledge of any facts indicating, or any other reason to believe, that any of the customers described in Section 3.21(a) of the Disclosure Schedule will not continue to be customers of the Business (as owned by Buyer) after the Closing at substantially the same level of purchases and pricing as heretofore.

(b)           Major Suppliers.  Section 3.21(b) of the Disclosure Schedule contains a correct and complete list of the ten largest suppliers to Seller for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party.  Seller has no knowledge of any facts indicating, or any other reason to believe, that any of the suppliers described in Section 3.21(b) of the Disclosure Schedule will not continue to supply the Business (as owned by Buyer) with substantially the same quantity and quality of goods and services as heretofore at competitive prices.

(c)           Dealers.  Section 3.21(c) of the Disclosure Schedule contains a correct and complete list of all sales representatives, dealers, distributors and franchisees of Seller and other Persons performing similar functions for Seller.  Seller has no Contract with any such sales representative, dealer, distributor, franchisee or other Person that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium.  Seller has paid all commissions and other amounts due to each such sales representative, dealer, distributor, franchisee and other Person.  In the previous six years, Seller has not terminated its engagement or other relationship with any sales representative, dealer, distributor and franchisee and other Person performing similar functions for Seller.

Section 3.22.                          Product Warranty and Product Liability.  Section 3.22 of the Disclosure Schedule contains a correct and complete copy of Seller’s standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties (statutory or otherwise), deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of Products/Services under which Seller could have any Liability.  There are no pending warranty claims involving Seller, and Seller has not made voluntary concessions or payments exceeding $12,500 not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming.  Except as set forth in Section 3.22 of the Disclosure Schedule, since January 1, 2009, none of the Products/Services has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and to Seller’s knowledge, no facts or conditions exist that could reasonably be expected to result in any such campaign.  All Products/Services have been designed, manufactured, labeled and performed so as to meet and comply with all governmental standards and specifications and all applicable Laws and Orders.  To Seller’s knowledge, the Products/Services currently manufactured or sold by Seller do not contain any columbite-tantalite, cassiterite, gold, wolframite or derivatives thereof, including tantalum, tin or tungsten, that are sourced or originate from the Democratic Republic of Congo or any countries adjacent thereto.

Section 3.23.                          Certain Relationships to Seller.  Except as set forth in Section 3.23 of the Disclosure Schedule, neither any Shareholder nor any Affiliate of Seller or of any Shareholder has any direct or indirect interest in or other business relationship or arrangement with (a) any Person that does business with Seller in connection with the operation of, or is competitive with, the Business or (b) any asset that is used by Seller.  All obligations of any Shareholder or any Affiliate of Seller or any Shareholder to Seller, and all obligations of Seller to a Shareholder or any Affiliate of Seller or any Shareholder, are described in Section 3.23 of the Disclosure Schedule.

Section 3.24.                          Assets Necessary to Business.  Except for Inventory items sold by Seller in the ordinary course of business, Seller has all assets, tangible and intangible (including Intellectual Property), that Seller used, held for use or acquired for use during the 12-month period immediately preceding the Closing Date.  Such assets are sufficient to conduct the Business as presently conducted.

Section 3.25.                          No Brokers or Finders.  Except for Blue River Financial Group, Inc., neither Seller nor any of its equity holders, directors, officers, employees or agents has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Shareholders and Seller to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Shareholders and Seller, each of which is true and correct on the Closing Date and shall survive the consummation of the transactions contemplated hereby:

Section 4.1.                                 Corporate.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 4.2.                                 Authority.  The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer.  No other or further limited liability company act or proceeding on the part of Buyer (including its equity holders) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

Section 4.3.                                 No Violation.  Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) will violate any Law or any Order of any Governmental Entity, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) will violate or conflict with, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, any term or provision of the certificate of incorporation or bylaws of the Buyer or of any material Contract to which Buyer is party or by which Buyer may be bound or affected.

Section 4.4.                                 No Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer’s executive officers, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.5.                                 No Brokers or Finders.  Except for Hanley, Hammill, Thomas LLC, neither Buyer nor any of its shareholders, directors, officers, employees or agents has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby

ARTICLE 5
CERTAIN ADDITIONAL COVENANTS

Section 5.1.                                 Access to Information; Cooperation.

(a)                                 Access to Information.  After the Closing, each Party shall afford any other Party and its respective representatives, during normal business hours, reasonable access to the books, records and other information in such Party’s possession relating to the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose.  Each Party agrees, for a period of three years after the Closing Date, not to destroy or otherwise dispose of any of such books, records or other data without first offering in writing to surrender such books, records and other information to the other Parties, which other Parties shall have ten calendar days after such offer to agree in writing to take possession thereof.

(b)                                 Cooperation.  Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns relating to the Business and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Business.  Shareholders and Seller further agree, as and to the extent reasonably requested by Buyer, to use their respective best efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer and/or in respect of the transactions contemplated hereby.

(c)                                  Adversarial Proceedings.  Notwithstanding the provisions of this Section 5.1, although the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 5.1, as to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 5.1 but rather, absent agreement, must utilize the rules of discovery.

Section 5.2.                                 Employee Matters.

(a)                                 Employment.  All employees of Seller identified in Section 3.18 of the Disclosure Schedule who are in active employment status as of the Closing (collectively, the “Active Transferred Employees”) shall cease their employment status with Seller as of the Closing Date and simultaneously therewith Buyer shall offer employment to such Active Transferred Employees on terms and conditions substantially comparable to those provided by Seller, including any accrued vacation remaining for the current year but except as set forth in the attached Exhibit D. For purposes of this Section 5.2(a), the term “active employment status” includes any individual not actively at work due to illness, short-term disability or sick leave, authorized leave of absence, layoff for lack of work or service in the Armed Forces of the United States but does not include any individual not actively at work due to retirement, resignation, permanent dismissal or long-term disability.  In addition, Buyer shall extend an employment offer to any employees of Seller identified in Section 3.18 of the Disclosure Schedule who are not Active Transferred Employees in accordance with the foregoing provisions of this Section 5.2(a) (collectively, the “Non-Active Transferred Employees”) but who have a right to return to employment under the applicable policies of Seller or pursuant to any applicable Law or Order at the time such employees are eligible to return to work or additional employment in the applicable job classification is deemed warranted by Buyer.  If any Non-Active Transferred Employee is employed by Buyer pursuant to the preceding sentence, then such Non-Active Transferred Employee shall become an Active Transferred Employee for purposes of this Agreement as of the date of such employment.  Subject to any limitations set forth in Contracts to which Buyer or any of its Affiliates is party, Buyer shall waive all of the waiting periods otherwise applicable to Active Transferred Employees under Buyer’s employee benefit plans for participation and eligibility purposes.

(b)                                 Retained Responsibilities.  Seller shall satisfy or cause to be satisfied all claims for benefits, whether insured or otherwise (including workers’ compensation, life insurance, medical and disability programs), under any Benefit Plan brought by, or in respect of, all current and former employees of Seller, which claims arise out of events occurring on, prior to or after the Closing, in accordance with the terms and conditions of such programs or applicable Laws or Orders without interruption as a result of Buyer’s employment of any such employees as of the Closing Date; provided that Seller shall not be responsible for claims for benefits that are fully insured by the insurers party to the Assumed Benefit Contracts and brought by individuals covered thereunder with respect to claims incurred on and after the Closing.

(c)                                  Termination Benefits.  If any action on the part of Seller or any Shareholder on or prior to the Closing Date, the consummation of the transactions contemplated by this Agreement or Buyer’s failure to hire as an employee of Buyer any employee of Seller shall result in any Liability (other than an Assumed Liability or a Liability arising as a result of Buyer’s breach of this Agreement) (i) for severance payments or other employment termination benefits or (ii) by virtue of any “plant closing” or other Law, then such Liability shall be the sole responsibility of, and shall be paid by, Shareholders and Seller.

(d)                                 Payroll Tax.  The Parties agree that, with respect to Active Transferred Employees who accept employment with Buyer as of the Closing Date, Seller and Buyer respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 2004-53.  For purposes of reporting employee compensation to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, Seller and Buyer shall utilize the “Alternative Procedure” described in Section 5 of Revenue Procedure 2004-53.  The Parties agree that, for purposes of reporting employee compensation for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, Seller meets the definition of “predecessor” and Buyer meets the definition of “successor” as defined in the IRS Regulation Section 31.3121(a)(1)-(b).  Seller shall supply Buyer, with respect to all Active Transferred Employees, all cumulative payroll information as of the Closing Date.  Notwithstanding the foregoing, Buyer shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of Seller and Shareholders.  Seller and Shareholders shall pay all such Liabilities as and when due.  Each Party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local or other Laws.

(e)                                  Consent to Employment.  For all purposes, Seller consents to Buyer’s employment of all Active Transferred Employees that Buyer employs on or after the Closing Date.

Section 5.3.                                 Tax Matters.  Seller shall file all Tax Returns that are required to be filed by Seller and pay all Taxes due and payable on such Tax Returns, in each case, in accordance with applicable Law.

Section 5.4.                                 Use of Seller’s Names.  After the Closing, Seller and Shareholders shall not, and shall cause their respective Affiliates not to, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Trynex,” “TrynEx,” “SnowEx,” “TurfEx,” “SweepEx” or letters, words or phrases confusingly similar to any of the foregoing, except to the extent necessary for Seller to pay the Excluded Liabilities, to prepare its Tax Returns and similar reports and to otherwise wind up and conclude its business or to the extent approved in a written consent of Buyer.  Concurrently with the Closing, Seller shall (a) change its corporate name to a new name bearing no resemblance to its current name so as to permit the use of its current name by Buyer and (b) complete such actions as Buyer reasonably requests to permit Buyer to possess the sole right to use Seller’s assumed name, Trynex International.

Section 5.5.                                 Unemployment Compensation.  Upon Buyer’s request, Seller shall cooperate with Buyer in any efforts by Buyer to obtain the transfer of Seller’s portion of the unemployment compensation funds applicable to Active Transferred Employees in each jurisdiction in which Seller contributes to such funds, to the extent Buyer elects to transfer and assume such amounts.  In connection therewith, Seller shall execute such documents as Buyer reasonably requests to effect such transfer.

Section 5.6.                                 Other Warranty.  After the Closing, Buyer shall notify Appointed Agent of the receipt by Buyer of any claim asserting warranty obligations arising from or involving Products/Services that do not constitute Assumed Warranty Liabilities (collectively, “Other Warranty”).  Buyer and Appointed Agent shall negotiate in good faith as to the reasonable administration, satisfaction and discharge of any Liability arising from any Other Warranty, and Buyer shall have the right, but not the obligation, to use commercially reasonable efforts to administer, satisfy and discharge any Other Warranty in good faith (regardless of whether Buyer and Appointed Agent have agreed in good faith on the appropriate means by which to administer, satisfy or discharge such Other Warranty).  Seller shall reimburse Buyer and its Affiliates for all expenses incurred by Buyer or any of its Affiliates in connection with the administration, satisfaction and/or discharge of any Other Warranty.  Buyer may bill Seller, by directing an invoice to Appointed Agent, at any time and from time to time for any reimbursements described in this Section 5.6, and Seller shall pay such invoices within ten days after its receipt of such invoice.

Section 5.7.                                 Further Agreements.  Shareholders and Seller authorize and empower Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to Seller or its business, assets or Liabilities and to deal with the contents of such communications in any proper manner (subject to the provisions of this Section 5.7).  Shareholders and Seller shall promptly deliver to Buyer any mail or other communication received by any of them on or after the Closing Date relating to the Business, Purchased Assets or Assumed Liabilities, provided that Shareholders and Seller may retain a copy of such mail or other communication if and to the extent such mail or other communication relates to the Excluded Assets or Excluded Liabilities.  Buyer shall promptly deliver to Appointed Agent any mail or other communication received by it on or after the Closing Date relating to the Excluded Assets or Excluded Liabilities, provided that Buyer may retain a copy of such mail or other communication if and to the extent such mail or other communication relates to the Business, Purchased Assets or Assumed Liabilities.  On and after the Closing Date, if any Shareholder or Seller receives any checks or other funds on account of or in respect of the Business, Purchased Assets or Assumed Liabilities, then such Shareholder or Seller shall not cash such checks or deposit such funds into such Shareholder’s or Seller’s account, and such Shareholder or Seller shall promptly forward such checks or funds to Buyer (properly endorsed for deposit by Buyer).  On and after the Closing Date, if Buyer receives any checks or other funds on account of or in respect of the Excluded Assets or Excluded Liabilities, then Buyer shall not cash such checks or deposit such funds into its account, and Buyer shall promptly forward such checks or funds to Appointed Agent (properly endorsed for deposit by Seller).  If a Party receives any funds via an ACH or wire transfer payment that must be tendered to another Party pursuant to one of the two preceding sentences, then such recipient Party shall submit those funds via ACH or wire transfer within five days after its receipt thereof.  If Buyer collects any Excluded Receivables after the Closing Date, then Buyer shall tender such collected Excluded Receivables to Seller.  Each Party shall undertake commercially reasonable efforts to ensure that third parties direct mail and other communications to the proper Party or Parties after the Closing. Buyer shall resell and liquidate any inventory that is required to be repurchased by Seller under the Manufacturer’s Financing Agreement dated March 5, 1997 between GE Capital Solutions (successor to Transamerica Commercial Finance Corporation) and Seller and/or Southlane Maintenance Co., the Confidential Financing Services Agreement dated July 12, 2012 between Sheffield Financial and Seller and the Repurchase Agreement dated June 14, 2010 between TCF Inventory Finance, Inc. and Seller, and tender such sale proceeds to Seller.

Section 5.8.                                 Insurance Matters.  At or prior to the Closing, Seller, at its expense, shall cause Buyer and its Affiliates to be named as additional insureds under each of Seller’s current occurrence-type policy or policies of product liability and general liability insurance, insuring against claims arising out of or resulting from occurrences prior to the Closing Date.  After the Closing, Seller, at its expense, shall use reasonable efforts to cause Buyer and its Affiliates to be named as additional insureds under each of Seller’s former occurrence-type policy or policies of product liability and general liability insurance, insuring against claims arising out of or resulting from occurrences prior to the Closing Date.

Section 5.9.                                 Further Assurances.  From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
INDEMNIFICATION

Section 6.1.                                 By Shareholders and Seller.  Upon the terms set forth in this Article 6, Shareholders and Seller, all acting jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, and their respective equity holders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of or resulting from (a) any breach of any representation or warranty of any Shareholder or Seller contained in or made pursuant to this Agreement, (b) any breach of any covenant of any Shareholder or Seller contained in or made pursuant to this Agreement or (c) any of the Excluded Assets or Excluded Liabilities.

Section 6.2.                                 By Buyer.  Upon the terms set forth in this Article 6, Buyer shall indemnify and hold harmless Seller and its shareholders, directors, officers, employees, agents and other representatives from and against all Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from (a) any breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, (b) any breach of any covenant of Buyer contained in this Agreement or (c) any of the Assumed Liabilities.

Section 6.3.                                 Indemnification of Third Party Claims.  The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a)                                 Notice and Defense.  The Person or Persons seeking to be indemnified (collectively, the “Indemnified Party”) shall provide the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) with written notice of the Third Party Claim promptly after its receipt of service or other notice in respect thereof.  Failure to provide notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby.  The Indemnifying Party may undertake and control the defense of the Third Party Claim, by representatives chosen by it, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties, assessments and other Liabilities incurred in connection therewith.  With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of the Third Party Claim without admitting that it has an indemnification obligation hereunder.  If the Indemnifying Party assumes the defense of the Third Party Claim in accordance with this Section 6.3(a), the Indemnified Party nonetheless shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not settle the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party and the Indemnified Party shall make available to the other or its representatives all records and other materials reasonably required, and in the possession or under the control of such party, for the use of the other and its representatives in defending the Third Party Claim and shall in other respects give reasonable cooperation in such defense.

(b)                                 Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to assume the defense of the Third Party Claim in accordance with this Section 6.3(a) or, after any such assumption, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(c)                                  Indemnified Party’s Rights.  Notwithstanding anything to the contrary in this Article 6, (i) if there is a reasonable probability that the Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments or if the Third Party Claim involves a demand for money damages or other money payments that exceed the Indemnifying Party’s then current indemnification obligations under this Article 6 (giving effect to the limitations set forth in this Article 6), then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim and (ii) the Indemnifying Party shall not settle or compromise the Third Party Claim, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.4.                                 Payment.  The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6.  Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto.  If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.  With respect to Claims for which any Shareholder and/or Seller is required to provide indemnification under this Article 6, the Buyer Indemnified Parties’ initial (but not sole) source of indemnification shall be through the disbursement of funds maintained by Escrow Agent under the Escrow Agreement to the applicable Buyer Indemnified Parties.  For the avoidance of doubt, if, at the time of any indemnification claim of any Buyer Indemnified Party, the aggregate amount of all indemnification claims pending under this Agreement equals or exceeds the then current amount of funds maintained by Escrow Agent under the Escrow Agreement, then Shareholders and Seller (all acting jointly and severally) shall promptly pay all amounts relating to such indemnification claim.

Section 6.5.                                 Limitations on Indemnification.  Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a)                                 Time Limitation.  No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the date that is 18 months after the Closing Date.  Notwithstanding the foregoing or any other provision of this Agreement:

(i)                                     There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.1, Section 3.2, Section 3.3, Section 3.13(a) or Section 3.25 (collectively, the “Fundamental Representations”), and Shareholders and Seller hereby waive all applicable statutory limitation periods with respect thereto.

(ii)                                  Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.6 may be brought at any time until the date that is 30 days after the underlying obligation is barred by the applicable period of limitation under foreign, federal and state Laws relating thereto (as such period may be extended by waiver).

(iii)                               Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.11(c) or Section 3.17 may be brought at any time until the third anniversary of the Closing Date.

(iv)                              Any claim or action made by an Indemnified Party by delivering notice to the Indemnifying Party requesting resolution of a Dispute relating to a breach of a representation or warranty under this Article 6 prior to the expiration of the applicable survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period.

(v)                                 If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b)                                 Basket Limitation.  Except with respect to claims for breaches of any Fundamental Representation (as to which the limitation set forth in this Section 6.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this Article 6 for breaches of representations and/or warranties unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article 6 for breaches of representations and/or warranties (but for this Section 6.5(b)) exceeds $100,000; but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties.

(c)                                  Amount Limitation.  Except with respect to claims for breaches of any Fundamental Representation (as to which the limitation in this Section 6.5(c) shall not apply), the aggregate amount of all Claims paid by an Indemnifying Party under this Article 6 for breaches of representations and warranties shall not exceed $5,000,000.

(d)                                 General.  The limitations set forth in this Section 6.5 do not limit the obligation of any Party to provide indemnification from and against Claims arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty.  Without limitation, the obligations of Shareholders and Seller to indemnify the Buyer Indemnified Parties from and against Claims for which the Buyer Indemnified Parties are entitled to indemnification under subclause (b) or (c) of Section 6.1 shall be unaffected by the limitations set forth in this Section 6.5.  With respect to Claims for which any Shareholder and/or Seller is required to provide indemnification under this Article 6 for breaches of representations and/or warranties, the limitations set forth in Section 6.5(b) and Section 6.5(c) shall be applied as though the Shareholders and Seller, taken as a whole, constitute the Indemnifying Party.

Section 6.6.                                 Set Off.  If any Shareholder or Seller shall fail to pay any amounts that such Shareholder or Seller is obligated to pay to any Buyer Indemnified Party, including any amounts that such Shareholder or Seller is obligated to pay pursuant to the indemnification obligations set forth in this Article 6, and, at such time, the aggregate amount of all indemnification claims pending under this Agreement equal or exceed the then current amount of funds maintained by Escrow Agent under the Escrow Agreement, then Buyer or any of its Affiliates may, in addition to any other rights and remedies that may be available, set off all or any portion of such amounts against any or all amounts that constitute a portion of the Purchase Price due and owing from Buyer or any of its Affiliates to Seller, including any earned but unpaid amount otherwise payable pursuant to Section 2.2(d) or Section 2.2(e).  Any amounts set off shall be deemed to have been paid to Seller as of the date on which written demand for payment of the amount in question was given to the Appointed Agent.

Section 6.7.                                 Payment Adjustments for Insurance Proceeds.  The obligation of an Indemnifying Party to indemnify an Indemnified Party for Claims under this Article 6 shall be reduced by the amount of any insurance proceeds actually received by such Indemnified Party from third party insurers with respect to such Claims. The Indemnified Party shall undertake good faith efforts to make and pursue claims against third party insurance providers with respect to such Claims to the extent applicable, except that no Indemnified Party shall be required to commence or otherwise participate in Litigation in respect of such claims.

Section 6.8.                                 Tax Treatment.  The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as among the Parties, as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.

Section 6.9.                                 Exclusive Remedy.  The indemnification provisions of this Article 6 shall be the sole and exclusive remedy with respect to all claims arising out of or relating to the negotiation, execution or performance of this Agreement; provided, however, that the provisions of this Section 6.9 shall not apply to claims based on fraud or affect the ability of a Party to seek equitable relief, including specific performance, of a covenant set forth in this Agreement.

ARTICLE 7
CLOSING

Section 7.1.                                 Closing Date; Location.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., local time, at the offices of Dickinson Wright PLLC, 2600 W. Big Beaver Road, Suite 300, Troy, Michigan on the date of this Agreement (the “Closing Date”).  If the Closing occurs, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).  The Parties intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization of their release at the Closing by the delivering Party (or its outside counsel).

Section 7.2.                                 Documents to be Delivered by Shareholders and Seller.  At the Closing, Shareholders and Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)                                 such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as are necessary to vest in Buyer good and marketable fee title to (or, as applicable, a valid and subsisting leasehold interest in) in and to the Purchased Assets, in form and substance reasonably satisfactory to Buyer and Appointed Agent;

(b)                                 a Noncompetition, Nonsolicitation and Confidentiality Agreement, in form and substance reasonably acceptable to Buyer and Appointed Agent, duly executed by each Shareholder and Seller (collectively, the “Noncompetition Agreements”);

(c)                                  an Escrow Agreement, in form and substance reasonably satisfactory to Buyer and Appointed Agent (the “Escrow Agreement”), duly executed by Appointed Agent (on behalf of Shareholders and Seller);

(d)                                 an Employment Agreement between Buyer and each of Chuck Truan, James Truan and Barry Truan, in form and substance reasonably satisfactory to Buyer and Appointed Agent (the “Employment Agreements”), duly executed by each of Chuck Truan, James Truan and Barry Truan;

(e)                                  a copy of the resolutions of the Board of Directors and shareholders of Seller, in form and substance reasonably satisfactory to Buyer and Appointed Agent, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof;

(f)                                   such pay-off letters, mortgage releases, mortgage satisfactions, UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any obligation of Seller under Funded Indebtedness and any Liens affecting any Purchased Assets (other than Permitted Liens), in form and substance reasonably satisfactory to Buyer and Appointed Agent;

(g)           such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer and Appointed Agent;

(h)           evidence of the change of the corporate name of Seller, in form and substance reasonably satisfactory to Buyer and Appointed Agent;

(i)            an affidavit signed by Seller, in form and substance reasonably satisfactory to Buyer and Appointed Agent, to the effect that Seller is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” under Section 1445 of the Code;

(j)            certificates of insurance evidencing that the insurance to be obtained pursuant to this Section 5.8 is in effect;

(k)           a real estate purchase and sale agreement relating to the transfer of title to the Facility to Buyer, in form and substance reasonably satisfactory to Buyer and Appointed Agent, together with all applicable deliverables referenced therein (the “Real Estate Purchase Agreement”), duly executed by Dynamex Properties, LLC;

(l)            a copy of the resolutions of the managers and equity holders of Dynamex Properties, LLC, in form and substance reasonably satisfactory to Buyer and Appointed Agent, authorizing and approving the transfer of title to the Facility to Buyer and the documents and instruments to be executed and delivered by Dynamex Properties, LLC in connection therewith, certified by the secretary thereof; and

(m)          all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

Section 7.3.           Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to Escrow Agent, the cash payment required by Section 2.2(b), to Seller, the cash payment required by Section 2.2(c) and to Appointed Agent, the following documents, in each case, duly executed or otherwise in proper form:

(a)           such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer and Appointed Agent;

(b)           the Escrow Agreement, duly executed by Buyer and Escrow Agent;

(c)           the Employment Agreements, duly executed by Buyer;

(d)           the Real Estate Purchase Agreement, duly executed by Buyer; and

(e)           all other documents, instruments or writings required to be delivered to any Shareholder or Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Appointed Agent may reasonably request.

ARTICLE 8
MISCELLANEOUS

Section 8.1.           Appointed Agent.

(a)           Appointment.  Shareholders and Seller hereby appoint and constitute Chuck Truan as “Appointed Agent” hereunder, to exercise the powers on behalf of Shareholders and Seller set forth in this Agreement, and Chuck Truan hereby accepts such appointment.  In the event of the death, resignation or inability to act of Chuck Truan, and upon receipt by Buyer of evidence of the same, James Truan shall be the successor Appointed Agent with all powers of his predecessor.

(b)           Authority.  By execution and delivery of this Agreement, Shareholders and Seller each hereby appoint and constitute Appointed Agent his or its true and lawful attorney in fact, with full power in his or its name and on his or its behalf:

(i)            to act on behalf of Shareholders and Seller in respect of this Agreement, including the power to amend this Agreement, to give and receive notices under this Agreement and to act in connection with any matter as to which any or all of Shareholders and Seller is an “Indemnified Party” or “Indemnifying Party” under Article 6;

(ii)           to act on behalf of Shareholders and Seller in respect of the Escrow Agreement (including the execution and delivery thereof); and

(iii)          in general, to do all things and to perform all acts in connection with this Agreement and the Escrow Agreement on behalf of Shareholders and Seller, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement and the Escrow Agreement;

in each case, in the absolute discretion of Appointed Agent.  This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any Shareholder or Seller or by operation of Law, whether by the merger, dissolution, death or incapacity of any Shareholder or Seller or by the occurrence of any other event.  All action taken by Appointed Agent in connection with this Agreement (or the Escrow Agreement) shall be final and binding upon Shareholders and Seller.  Shareholders and Seller shall hold harmless Appointed Agent from any and all loss, damage or liability that they, or any one of them, may sustain as a result of any action taken in good faith by Appointed Agent in connection with this Agreement (or the Escrow Agreement).

(c)           Acknowledgement.  SHAREHOLDERS AND SELLER EACH ACKNOWLEDGES AND AGREES THAT, BY APPOINTING APPOINTED AGENT AND GRANTING APPOINTED AGENT THE AUTHORITY CONTEMPLATED BY

THIS SECTION 8.1, SUCH SHAREHOLDER OR SELLER IS WAIVING THE RIGHT TO INDEPENDENTLY MAKE DECISIONS ABOUT THE AMOUNT OF CONSIDERATION SELLER WILL RECEIVE UNDER CERTAIN CIRCUMSTANCES.

Section 8.2.           Disclosure Schedule.  Shareholders and Seller have prepared the schedules attached to this Agreement (collectively, the “Disclosure Schedule”) and delivered them to Buyer immediately prior to the execution and delivery of this Agreement.  No representation or warranty set forth in this Agreement shall be qualified or otherwise affected by any fact or item disclosed in any section of the Disclosure Schedule unless such representation or warranty is expressly qualified by reference to such section of the Disclosure Schedule, and any fact or item disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other section or subsection of this Agreement to which such information is responsive.  The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties set forth in this Agreement, and to the extent the language in the Disclosure Schedule does not conform to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

Section 8.3.           Publicity.  No public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior consent of Buyer and Appointed Agent, except for any such release or announcement that, in the judgment of the releasing Party, may be required by Law or Order or the rules or regulations of any U.S. securities exchange.

Section 8.4.           Bulk Transfer Laws.  Each Party hereby waives compliance by the other Parties with the provisions of the bulk transfer Law, bulk sales Law or similar Law of any jurisdiction with respect to the transactions contemplated by this Agreement.

Section 8.5.           No Integration.  The consummation of the transactions contemplated hereby shall not constitute a waiver by any Person of its rights to indemnification hereunder, regardless of whether such Person has knowledge of the basis of the Claim at or prior to the Closing and regardless of whether such breach, violation or failure is deemed to be “material.”  No representation, warranty or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bills of sale, assignments, documents, agreements and instruments to be delivered at the Closing.

Section 8.6.           Assignment.  None of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and Appointed Agent, and any attempted assignment without such consent shall be void and without legal effect.

Section 8.7.           Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns.  Except for the provisions of Section 6.1 and Section 6.2  (and related provisions of Article 6), nothing in this Agreement, express or implied, shall confer any rights or remedies upon any Person other than the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns.  Without limitation, nothing in this

Agreement, express or implied, shall confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates.

Section 8.8.           Law Governing Agreement; Consent to Jurisdiction; No Jury Trial.  This Agreement shall be governed by the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each Party stipulates that if there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (a “Dispute”), such Dispute shall be commenced and prosecuted in its entirety exclusively in, and each Party consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (unless such court lacks subject matter jurisdiction, in which case, in any state or federal court located in the State of Delaware).  Each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason.  The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each Party waives any right to trial by jury with respect to any Dispute.

Section 8.9.           Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement in order to carry out the original intent and purpose of such invalid or unenforceable provision as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10.         Amendment.  This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and Appointed Agent; provided, however, Buyer may, in its discretion, require the execution of any such amendment or supplement by all Shareholders and Seller.

Section 8.11.         Waiver.  No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in a written instrument executed by the Party so waiving.  Except to the extent set forth in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 8.12.         Notice.  All notices, requests, demands and similar communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission, sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(a)           If to any Shareholder, Seller or Appointed Agent, to:

Chuck Truan

69 Renton Court

Bloomfield Hills, Michigan 48304

Facsimile:  (248) 594-8565

(with a copy to)

Dickinson Wright PLLC

2600 W. Big Beaver Road, Suite 300

Troy, Michigan 48084

Attention:  Michael T. Raymond

Facsimile: (248) 433-7274

(b)           If to Buyer, to:

c/o Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, Wisconsin 53223

Attention:  President & CEO

Facsimile:  (414) 354-5939

(with a copy to)

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention:  Jay O. Rothman

Bryan S. Schultz

Facsimile:  (414) 297-4900

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day before 5:00 p.m. at the place of receipt, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

Section 8.13.         Expenses.

(a)           Brokerage.  Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its equity holders, directors, officers, employees or agents in connection with the transactions described in this Agreement.  Shareholders and Seller shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Seller and any of its shareholders (including any Shareholder), officers, employees or agents in connection with the transactions described in this Agreement.

(b)           Transfer Taxes.  Seller shall pay all sales, use, documentary stamp, transfer, registration and other Taxes, together with all recording expenses and notarial fees, attributable to, imposed upon or arising from the transactions contemplated by this Agreement.  Buyer shall file all Tax Returns with respect to such Taxes.  Shareholders and Seller shall timely execute and deliver to Buyer such certificates or forms as may be necessary and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Taxes, to the extent Buyer reasonably requests.

(c)           Other.  Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

Section 8.14.         Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements (including the Letter of Intent, dated February 28, 2013, among the Parties), and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to the subject matter of this Agreement.  There have been and are no agreements, representations or warranties among the Parties relating to the subject matter of this Agreement other than those set forth or provided for in this Agreement.

Section 8.15.         Interpretative Provisions.  For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (c) the term “knowledge” when used in the phrases “to Seller’s knowledge” or “Seller has no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of any of the following persons, assuming that each such person has made a reasonable inquiry and investigation:  (i) any Shareholder; (ii) any director or officer of Seller; and (iii) any other individual set forth in Exhibit B.  All statements and information contained in the Disclosure Schedule or in any certificate, instrument or other document delivered by or on behalf of Seller or any Shareholder pursuant hereto shall be deemed representations and warranties by Shareholders and Seller under Article 3.  Unless the context otherwise requires, references in this Agreement:  (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.16.         Definitions.  For purposes of this Agreement, the term:

“Affiliate” means (a) in the case of any individual, any spouse or members living in the same household of such individual, any person who would be the heir or descendant of such individual if he or she were not living and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange) and (b) in the case of an entity, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by Law to be closed.

“Buyer Brand Products” means any spreader products bearing the Fisher, Blizzard or Western brand name that, after the Closing Date, Buyer assembles and sells to an Affiliate of Buyer under a private label arrangement whereby such Affiliate plans to resell to third parties such spreader products in lieu of spreader products that such Affiliate would otherwise assemble and sell.

“Claims” means and includes (a) all Liabilities, (b) all losses, damages, judgments, awards, penalties and settlements, (c) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid and (d) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Assets” means those assets of Seller consisting of the following line items of the Recent Balance Sheet, the Preliminary Closing Statement or the Final Closing Statement, as the case may be:  (a) accounts receivable — trade, less allowance for doubtful accounts; (b) inventories, at cost; (c) commission draws (excluding any amounts applicable to employees, sales representatives and others that were not an employee or independent contractor of Seller as of the Effective Time); and (d) prepaid expenses.

“Current Liabilities” means those liabilities of Seller consisting of the following line items of the Recent Balance Sheet, the Preliminary Closing Statement or the Final Closing Statement, as the case may be:  (a) accounts payable; (b) warranty deposits; (c) accrued warranty; (d) customer deposit on account; and (e) accrued expenses.

“Earnout Actual Factor” means, with respect to each Earnout Year, the sum of 70% of the Earnout Actual Net Sales for such Earnout Year and 30% of the Earnout Actual Gross Profit for such Earnout Year.

“Earnout Actual Gross Profit” means the portion of the amount reflected on the “gross profit” line item of the income statement constituting a part of the applicable Final Earnout Statement that is attributable to the Earnout Actual Net Sales reflected on such applicable Final Earnout Statement minus the sum of (a) the portion of any such amount arising from the sale of goods or services for which the associated account receivable is greater than 360 days past due from the originally scheduled collection date based upon the payment terms of the specific invoice relating to such sale and (b) the portion of any such amount arising from the sale of plows to any Person that purchased any plows from any Affiliate of Buyer during the 2013 calendar year.

“Earnout Actual Net Sales” means the amount reflected on the “net sales” line item of the income statement constituting a part of the Final Earnout Statement minus the sum of (a) the portion of any such amount arising from the sale of goods or services for which the associated account receivable is greater than 360 days past due from the originally scheduled collection date based upon the payment terms of the specific invoice relating to such sale and (b) the portion of any such amount arising from the sale of Buyer Brand Products.

“Earnout Additive Forecast Sales” means, with respect to an Earnout Year, a goal of the amount to be reflected on the “net sales” line item of the income statement of Buyer as a result of the sale of Earnout Additive Products to Affiliates of Buyer, as such goal is agreed upon in writing by Buyer and Appointed Agent prior to the first day of such Earnout Year.

“Earnout Additive Products” means any products bearing the Fisher, Blizzard or Western brand name that, after the Closing Date, Buyer assembles and sells to an Affiliate of Buyer under a private label relationship, but excluding all products of the type that any Affiliate of Buyer is marketing or selling to third parties prior to the Closing Date.

“Earnout Aggregate Ratio” means (a) the sum of 70% of the Earnout Actual Net Sales for all Earnout Years and 30% of the Earnout Actual Gross Profit for all Earnout Years, (b) divided by the sum of 70% of the Earnout Forecast Net Sales for all three Earnout Years and 30% of the Earnout Forecast Gross Profit for all three Earnout Years.

“Earnout Annual Ratio” means an amount equal to the Earnout Actual Factor divided by the Earnout Forecast Factor.

“Earnout Forecast Factor” means the sum of 70% of the Earnout Forecast Net Sales for the applicable Earnout Year and 30% of the Earnout Forecast Gross Profit for the applicable Earnout Year.

“Earnout Forecast Gross Profit” means:  (a) with respect to the Earnout Year ended December 31, 2014, 11,192,660; (b) with respect to the Earnout Year ended December 31, 2015, 13,450,491; and (c) with respect to the Earnout Year ended December 31, 2016, 15,567,710.

“Earnout Forecast Net Sales” (a) with respect to the Earnout Year ended December 31, 2014, the sum of 40,657,593 and the Earnout Additive Forecast Sales for such Earnout Year; (b) with respect to the Earnout Year ended December 31, 2015, the sum of 46,540,840 and the Earnout Additive Forecast Sales for such Earnout Year; and (c) with respect to the Earnout Year ended December 31, 2016, the sum of 52,152,816 and the Earnout Additive Forecast Sales for such Earnout Year.

“Earnout Year” means, in respect of Buyer, each of the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016.

“Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Excluded Contracts” means (a) those Contracts disclosed, or required to be disclosed, in Section 3.15 of the Disclosure Schedule as a result of subclause (e), (f), (i), (j) or (k) of Section 3.15 and (b) those Contracts described in Exhibit C.

“Excluded Liabilities” means all Liabilities (x) of or against Seller or (y) of or against the Business or the Purchased Assets that arise out of or relate to matters occurring prior to Closing, in each of the cases described in subclauses (x) and (y), other than the Liabilities that are assumed by Buyer pursuant to the express terms of Section 1.3 and regardless of whether such Liabilities are deemed to constitute Liabilities of Seller, any shareholder of Seller (including any Shareholder) or Buyer (as a successor or otherwise).  Without limitation, “Excluded Liabilities” means and includes all of the following Liabilities of or against Seller, the Business or the Purchased Assets:

(a)           any Liability arising from or related to Funded Indebtedness;

(b)           any Liability to the extent covered by any insurance policy of Seller in effect prior to the Closing, but only to the extent Seller receives proceeds thereunder;

(c)           any Liability in the nature of product liability, including any Liability for claims made for injury to person, damage to property or other damage arising from, caused by or arising out of the manufacture, processing, design, production, assembly, marketing, sale, delivery, lease or license of any product, or the performance of any service, by Seller (or any of its predecessors), and any Liability arising from, caused by or arising out of any defective or insufficient warnings, labeling or instructions contained on or provided in connection with any such products or services;

(d)           any Liability arising from, caused by or arising out of any obligation to implement any replacement, modification or recall campaign with respect to any product that was made, manufactured, processed, designed, produced, assembled, marketed, sold, delivered, leased or licensed, or any service that was performed, by Seller (or any of its predecessors);

(e)           any Liability relating to any Litigation, including any Liability relating to the matters described in Section 3.10 of the Disclosure Schedule;

(f)            any Liability for any breach of or failure to perform pursuant to any Contract, including any breach arising from assignment of the Assumed Contracts without the consent of third parties;

(g)           any Liability arising under or related to any Excluded Contract;

(h)           any Liability to any Shareholder or to any current or former Affiliate of any Shareholder or of Seller;

(i)            any Liability (i) under, incident to or in connection with any Benefit Plan or (ii) relating to or arising out of any action or practice in connection with the employment or termination of employment of any persons currently or formerly employed or seeking to be employed by Seller;

(j)            any Liability arising out of, related to or incurred in connection with any pollution, threat to the environment, exposure to or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (i) is related in any way to Seller’s, or any previous owner’s or operator’s, ownership, operation or occupancy of the Business, the Real Property or the properties and assets being transferred to Buyer (whether owned, leased or otherwise held or utilized), including any failure to comply with any Environmental Laws, or (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or were caused, on or before the Closing Date, whether or not known by Buyer;

(k)           any Liability for Taxes, including income, transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement and unpaid Taxes of any Person under Reg. 1.1502-6 (or any similar provision of state, local or other Law) as transferee or successor, by Contract or otherwise;

(l)            any Liability for any violation of, or failure to comply with, applicable Laws or Orders; and

(m)                             any Liability that any Person seeks to impose upon Buyer by virtue of any theory of successor liability, including Liabilities relating to environmental matters, any Benefit Plan, product liability, Taxes, labor and employment matters, COBRA, ERISA or the Code, or as a result of Buyer’s failure to comply with any bulk transfer Law, bulk sales Law or similar Law.

“Facility” means the facility that Seller leases at 531 and 631 Ajax Drive, Madison Heights, Michigan.

“Final Closing Balance Sheet” means either (a) the Preliminary Closing Balance Sheet if (i) no Statement Objection relating to the Preliminary Closing Balance Sheet is delivered to Buyer during the 30-day period specified in Section 2.5(a) or (ii) Buyer and Appointed Agent so agree in writing or (b) the Preliminary Closing Balance Sheet, as adjusted by (i) the written agreement of Buyer and Appointed Agent and/or (ii) the CPA Firm in accordance with Section 2.5(c).

“Final Earnout Statement” means:  (a) the Preliminary Earnout Statement if Appointed Agent does not provide a Statement Objection to Buyer during the 30-day period specified in Section 2.5(a); (b) the Preliminary Earnout Statement, adjusted in accordance with the Statement Objection, if Buyer does not provide Appointed Agent with a Response Statement within the 30-day period specified in Section 2.5(b); or (c) the Preliminary Earnout Statement, as adjusted by (i) the written agreement of Buyer and Appointed Agent or (ii) the CPA Firm in accordance with Section 2.5(c).

“Funded Indebtedness” means, without duplication, (a) all obligations of Seller for borrowed money, including all obligations evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments, (b) all obligations of Seller to pay the deferred purchase price of property or services recorded on the books of Seller, except for (i) trade and similar accounts payable and accrued expenses arising in the ordinary course of business, (ii) employee compensation and other obligations arising from employee benefit programs and agreements or other similar employment arrangements and (iii) obligations in respect of customer advances received in the ordinary course of business, (c) all obligations of Seller in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (d) all obligations of Seller as lessee that are capitalized on the books of Seller and (e) all obligations of others guaranteed by Seller, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange or similar instruments.  For the avoidance of doubt, Funded Indebtedness includes the Contracts described in Items 47 and 61-69 of Section 3.15 of the Disclosure Schedule.

“Intellectual Property” means rights in the following:  (a) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents and all proprietary rights associated therewith; (d) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (e) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (f) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“IRS” means the Internal Revenue Service.

“Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

“Net Working Capital” means an amount equal to the total book value of the Current Assets minus the total book value of the Current Liabilities as reflected on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be.

“Parties” means Buyer, Seller, Shareholders and/or Appointed Agent, as the case may be.

“Permitted Liens” means Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

“Potential Annual Earnout Payment” means (a) $2,000,000 if, prior to the last day of the applicable Earnout Year, the employment of neither Chuck Truan nor James Truan is terminated pursuant to Section 4(c) or Section 4(f) of their respective Employment Agreements with Buyer; (b) $1,100,000 if, prior to the last day of the applicable Earnout Year, the employment of James Truan is terminated pursuant to Section 4(c) or Section 4(f) of his Employment Agreement with Buyer; or (c) $900,000 if, prior to the last day of the applicable Earnout Year, the employment of Chuck Truan is terminated pursuant to Section 4(c) or Section 4(f) of his Employment Agreement with Buyer.

“Products/Services” means all products or services currently or at any time previously sold by Seller, or by any predecessor of Seller, or that have borne a trademark of Seller.

“Subject Adjustment Amount” means the Net Working Capital as derived from the Preliminary Closing Balance Sheet or the Earnout Annual Ratio and/or Earnout Aggregate Ratio as derived from the Preliminary Earnout Statement (as the case may be).

“Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Waste” means emissions, discharges, generation, storage, handling, use, transport, disposal, spills, releases or threatened releases of (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement as of the day and year first written above.

BUYER:

ACQUISITION TANGO LLC

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	Chief Executive Officer

SELLER:

TRYNEX, INC.

By:	/s/ Chuck Truan
Name:	Chuck Truan
Title:	President

SHAREHOLDE RS:

/s/ Chuck Truan
Chuck Truan

/s/ James Truan
James Truan